Exhibit 99.1

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

Monro Announces Majority of Director Slate Received Majority of Votes Cast at Annual Meeting

Shareholders Approve all Other Proposals Submitted for a Vote

Board Continuing Active Dialogue with Shareholders, Including Class C Holders, to Explore Recapitalization Options

Initiates Efforts to Expand Board to Add Candidates that Complement Skills and Experience Currently Represented

ROCHESTER, N.Y. – August 22, 2022 – Monro, Inc. (Nasdaq: MNRO) (Monro or the “Company”), a leading provider of automotive undercar repair and tire services, today announced that, at its 2022 Annual Meeting of Shareholders (the “Annual Meeting”), a majority of Monro’s director slate received a majority of the votes cast. Two Monro directors received less than a majority of the votes cast. Shareholders also approved all of the Company’s other proposals submitted for a vote at the Annual Meeting.

The Company expects that those directors who received a majority vote will serve through their two-year term. After careful consideration, the Board has determined that those who received less than a majority will continue to serve until the 2023 Annual Meeting of Shareholders.

Monro issued the following statement:

Our Board is committed to serving the best interests of the Company and all its shareholders and has welcomed the support we have received and the perspectives shared by Monro shareholders during our dialogue in the weeks and months prior to the Annual Meeting.

We heard from our shareholders that they recognize the complexity of implementing a recapitalization plan that would provide for all of Monro’s outstanding stock to have one vote per share and for the elimination of veto power of one class of stock over another. We also received a clear message that we need to continue to work diligently to analyze options for such a recapitalization, and the Board, together with its advisors, and informed by a continuing dialogue with shareholders, will continue to do so.

The recapitalization process has been an area of focus for the entire Board, including those directors who received less than a majority of the votes cast at the Annual Meeting, each of whom has invested significant time and effort in listening to shareholder concerns and assessing recapitalization alternatives. The Board is united in its belief that shareholders’ best interests will be served by all directors who have been engaged in this complex issue, and who have a deep understanding of the strategy, opportunities and challenges faced by the Company, continuing to serve on the Board. Our existing directors have diverse backgrounds and bring important experience in areas key to our business to provide effective oversight and guidance of management and to help to drive value creation. In addition, the Company intends to initiate a process to expand the Board and to identify additional candidates who bring complementary skills and experience to the Board in areas that we heard were of particular significance from our shareholders. With the oversight of our dedicated Board, Monro is well positioned to deliver sustainable growth, reinvestment in our teammates, productivity improvements, and careful expense management as fiscal 2023 progresses.

Final voting results will be reported on a Form 8-K that will be filed with the U.S. Securities and Exchange Commission.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.4 billion in sales in fiscal 2022 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across more than 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.

Cautionary Note Regarding Forward Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “believe,” “could,” “may,” “will,” “intend,” and other similar words or phrases. Forward looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, the veto power of the holders of our Class C Convertible Preferred stock and other factors set forth in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2022. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.